Prospectus Supplement (To Prospectus Dated December 2, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-251001

AYRO, INC.

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus to our Registration Statement on Form S-3 (Registration No. 333-251001) dated December 2, 2020 (the “Prospectus”). This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus. This Prospectus Supplement must be delivered with the Prospectus.

The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement in order to reflect updated beneficial ownership information for the selling stockholders, including with regard to (i) the designation by Spartan Capital Securities, LLC of warrants to purchase 100,200 shares of our common stock to certain of its designees, as reflected below, (ii) the assignment by Brio Capital Master Fund, Ltd. of warrants to purchase 69,617 shares of our common stock to OTA LLC (of which warrants to purchase 41,770 shares have since expired) and (iii) the assignment by CHR Structured Capital, LLC of warrants to purchase 412,542 shares of our common stock to OTA LLC.

This Supplement does not relate to our issuance of additional shares of common stock beyond those originally covered by the Prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the NASDAQ Capital Market under the symbol “AYRO.” On July 28, 2022, the closing sale price of our common stock on the NASDAQ Capital Market was $0.90 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 15 of the Prospectus, as well as the other information contained or incorporated by reference in the Prospectus or any supplement thereto, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 29, 2022.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The following table is prepared based on information provided to us by the selling stockholders. The table beginning on page 25 of the Prospectus in the section titled “Selling Stockholders” is hereby amended with respect to the stockholders listed below to reflect updated beneficial ownership information for the selling stockholders, including with regard to: (i) the designation by Spartan Capital Securities, LLC of warrants to purchase 100,200 shares of our common stock to certain of its designees as reflected below; (ii) the assignment by Brio Capital Master Fund, Ltd. of warrants to purchase 69,617 shares of our common stock to OTA LLC (of which warrants to purchase 41,770 shares have since expired) and (iii) the assignment by CHR Structured Capital, LLC of warrants to purchase 412,542 shares of our common stock to OTA LLC. The beneficial ownership information for the selling stockholders listed below is as of July 28, 2022. We have based percentage ownership after this offering on 37,020,518 shares of our common stock outstanding as of July 28, 2022.

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
Selling Stockholder	Number of Shares	Number of Shares Being Offered	Number of Shares	Percent
Brio Capital Master Fund, Ltd. (9)	179,194 (10)	0	179,194 (10)	*

CHR Structured Capital, LLC	0 (15)	0 (15)	0	*

Spartan Capital Securities, LLC	100,063 (21)(22)	50,100 (22)	49,963 (21)	*

Robert Malin	45,529 (23)(24)	22,545 (24)	22,984 (23)	*

Jason Diamond	155,210 (25)(26)	77,655 (26)	77,555 (25)	*

OTA LLC (27)	717,257 (28)(29)	440,389 (29)	276,868 (28)	*

*	Less than 1%

(9)	The shares reported above are held by Brio Capital Master Fund Ltd. Brio Capital Management LLC is the investment manager of Brio Capital Master Fund Ltd. and has the voting and investment discretion over securities held by Brio Capital Master Fund Ltd. Shaye Hirsch, in his capacity as Managing Member of Brio Capital Management LLC, makes voting and investment decisions on behalf of Brio Capital Management LLC in its capacity as the investment manager of Brio Capital Master Fund Ltd. Brio Capital Management LLC and Shaye Hirsch disclaim beneficial ownership over the shares held by Brio Capital Master Fund Ltd., except to the extent of any pecuniary interest therein. Brio Capital Master Fund Ltd. no longer beneficially owns any shares registered on the Prospectus.

(10)	Includes 7,077 shares of common stock issuable upon the exercise of certain warrants and 955 shares of common stock issuable upon the conversion of preferred stock. Based on a Schedule 13G filed on January 17, 2021 and certain other information available to the registrant.

(15)	CHR Structured Capital, LLC no longer beneficially owns any shares registered on the Prospectus following the transfer of Series B Warrants exercisable for 412,542 shares of common stock to OTA LLC and the expiration of Series A Warrants exercisable for 618,812 shares of common stock.

(21)	Includes (i) 9,082 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the June 2020 Offering, (ii) 23,900 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the July 2020 Offering and (iii) 16,981 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with a registered direct offering that closed in February 2021 (the “February 2021 Offering”).

(22)	Includes (i) 18,752 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the November 2020 Offering and (ii) 31,348 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as an introducing advisor in connection with the Karma Agreement.

(23)	Includes (i) 4,500 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the June 2020 Offering, (ii) 10,765 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the July 2020 Offering and (iii) 7,719 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the February 2021 Offering.

(24)	Includes (i) 8,438 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the November 2020 Offering and (ii) 14,107 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as an introducing advisor in connection with the Karma Agreement.

(25)	Includes (i) 13,691 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the June 2020 Offering, (ii) 37,105 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the July 2020 Offering and (iii) 26,759 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the February 2021 Offering.

(26)	Includes (i) 29,066 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the November 2020 Offering and (ii) 48,589 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as an introducing advisor in connection with the Karma Agreement.

(27)	Ira M. Leventhal, a senior managing director of OTA LLC, has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is One Manhattanville Road, Purchase, NY 10577.

(28)	Includes (i) 147,368 shares of our common stock issuable upon exercise of July Palladium Warrants transferred to OTA LLC from Palladium Holdings, LLC and (ii) 129,500 shares of our common stock issuable upon exercise of July 23 Palladium Warrants transferred to OTA LLC from Palladium Holdings, LLC.

(29)	Includes (i) 27,847 shares of common stock issuable upon exercise of Series B Warrants transferred to OTA LLC from Brio Capital Master Fund, Ltd. and (ii) 412,542 shares of common stock issuable upon exercise of Series B Warrants transferred to OTA LLC from CHR Structured Capital, LLC.